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                                                                      EXHIBIT 99


                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------
                                                      DATE: June 26, 20000

                                                      CONTACT:  Donald V. Rhodes
                                                      Chairman, President and
                                                      Chief Executive Officer
                                                      (360) 943-1500

                      HERITAGE FINANCIAL CORPORATION BOARD
                    AUTHORIZES NEW STOCK REPURCHASE PROGRAM

Heritage Financial Corporation, Olympia, WA (Nasdaq: HFWA): Donald V. Rhodes, Chairman, President and CEO of Heritage Financial Corporation today announced that as of June 23, 2000, Heritage has purchased 892,000 of the approximately 975,000 shares authorized as announced in its February 18, 2000, press release and expects to complete this round soon. Once Heritage completes the second round of stock repurchases, it will have acquired about 19% of its outstanding shares since beginning the repurchase of shares in October 1999. Heritage completed its initial round of stock repurchases amounting to 1,082,000 shares as announced in October of 1999, on February 22, 2000.

In addition, Mr. Rhodes announced that the Board of Directors of Heritage Financial Corporation has authorized management to obtain regulatory approval for it to acquire an additional 10% of its outstanding shares, or approximately 890,000 shares, in open market transactions or in privately negotiated transactions at times considered to be appropriate. The additional share repurchases will commence upon the completion of the current round.

Heritage Financial Corporation is a $ 531 million asset sized bank holding company headquartered in Olympia, Washington. Heritage operates two community banks, Heritage Bank and Central Valley Bank, N.A. Heritage Bank serves Pierce, Thurston and Mason Counties in the South Puget Sound region of Washington through its twelve full-service banking offices. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-services banking offices.